Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
April 27, 2022	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces First Quarter Earnings Per Share of $0.62

Declares Cash Dividend of $0.21 per Share

(Manhattan, KS, April 27, 2022) – Landmark Bancorp, Inc. (“Landmark”; Nasdaq: LARK) reported diluted earnings per share of $0.62 for the three months ended March 31, 2022, compared to $1.08 per share in the same quarter last year and $0.63 per share in the fourth quarter of 2021. Net earnings for the first quarter of 2022 amounted to $3.1 million, compared to $5.4 million for the first quarter of 2021 and $3.1 million in the fourth quarter of 2021. For the three months ended March 31, 2022, the return on average assets was 0.97%, the return on average equity was 9.59%, and the efficiency ratio was 71.9%.

In making this announcement, Michael E. Scheopner, President and Chief Executive Officer of Landmark, said, “Net earnings declined in the first quarter of 2022 compared to the same period last year due to decreased mortgage banking revenue, lower interest income on loans mainly from a decline in Paycheck Protection Program (PPP) loans and lower gains on sales of investment securities. Gains on sales of one-to-four family residential real estate loans this quarter declined $2.2 million from the same quarter last year, due to tight housing supplies and lower refinancing activities; however, fees and service charge income grew by 7.6% compared to the first quarter of 2021. Non-interest expense decreased by $235,000, or 2.6% this quarter compared to the same quarter last year. During the first quarter of 2022, total gross loans declined $28.8 million or 4.4% mainly due to lower PPP loans coupled with declines in agricultural and other commercial related loans. Total deposits declined slightly this quarter but have increased by $68.3 million, or 6.4%, as compared to March 31, 2021. Overall, deposit costs remain low.”

Mr. Scheopner continued, “Credit quality continued to remain strong as Landmark recorded net loan recoveries of $82,000 in the first quarter of 2022 compared to net loan charge-offs of $4,000 in the first quarter of 2021 and net loan recoveries of $9,000 in the prior quarter. Non-accrual loans declined to $4.7 million in the first quarter of 2022 compared to $5.2 million in the prior quarter. These strong credit results coupled with a decline in loans (exclusive of PPP loans) resulted in the recording of a reverse provision for loan losses of $500,000 in the first quarter of 2022. The allowance for loan losses totaled $8.4 million at March 31, 2022, or 1.33% of period end loans, excluding PPP loans for which no loan loss reserve has been provided. Our equity to assets ratio totaled 9.45% while loans to deposits totaled 54.9%. We believe Landmark’s risk management practices, liquidity and capital strength continue to position us well for future growth and to meet the financial needs of families and businesses in our markets.”

Landmark’s Board of Directors declared a cash dividend of $0.21 per share, to be paid May 25, 2022, to common stockholders of record as of the close of business on May 11, 2022. Management will host a conference call to discuss the Company’s financial results at 10:00 a.m. (Central time) on Thursday, April 28, 2022. Investors may participate via telephone by dialing (844) 200-6205 and using access code 721310. A replay of the call will be available through May 29, 2022, by dialing (866) 813-9403 and using access code 066994.

SUMMARY OF FIRST QUARTER RESULTS

Net Interest Income

Net interest income amounted to $8.6 million for the three months ended March 31, 2022, compared to $9.6 million in the same period last year and $9.1 million in the fourth quarter of 2021. The decrease of $946,000, or 9.9%, from the first quarter of 2021 was primarily the result of a decrease in interest on loans, which declined $1.2 million or 14.4%. Compared to the same period last year, the decrease in loan interest income was partly due to lower interest and fees earned on PPP loans coupled with a decline in interest earned on other commercial related loans. Interest and fees recognized on PPP loans in the first quarter of 2022 totaled $480,000 compared to $1.1 million in the same period last year and $661,000 million in the fourth quarter of 2021. The average tax-equivalent yield on the loan portfolio was 4.59% in the first quarter of 2022 compared to 4.67% in the same quarter last year and 4.81% in the prior quarter. Interest costs on interest-bearing deposits totaled 0.10% in the first quarter of 2022, 0.15% in the first quarter of 2021 and 0.12% in the prior quarter. On a tax-equivalent basis, the net interest margin totaled 2.99% in the first quarter of 2022, compared to 3.17% in the prior quarter and 3.51% in the first quarter of 2021.

Non-Interest Income

Non-interest income totaled $3.6 million for the first quarter of 2022, a decrease of $3.2 million, or 47.0%, compared to the same period last year and a decrease of $1.0 million, or 22.5% from the previous quarter. The decrease in non-interest income during the first quarter of 2022 compared to the same period last year was primarily due to a decrease of $2.2 million in gains on sales of mortgage loans as originations of residential real estate loans declined. Decreased loan originations mainly resulted from low housing inventories coupled with increasing mortgage interest rates during the first quarter of 2022, which reduced refinancing activity. The first quarter of 2021 included gains of $1.1 million on the sale of higher-coupon municipal investment securities. There were no investment securities sold in the first quarter of 2022. Fees and service charges increased $155,000, or 7.6%, compared to the same quarter last year.

Non-Interest Expense

During the first quarter of 2022, non-interest expense totaled $8.8 million, a decrease of $235,000, or 2.6% over the same period last year and a decrease of $712,000, or 7.5% from the prior quarter. The decrease in non-interest expense in the first quarter of 2022 compared to the same period of last year was primarily due to declines of $166,000 in compensation and benefits, $161,000 in data processing and $121,000 in amortization expense. The decrease in compensation and benefits expense was primarily due to lower commissions paid on residential real estate loans originated. The Company negotiated a new contract with its core technology provider resulting in a lower monthly data processing expense. Amortization of mortgage servicing rights and other intangibles also declined. Partially offsetting those declines was an increase of $171,000 in occupancy and equipment related to investments in new ATM equipment and higher occupancy costs.

Income Tax Expense

Landmark recorded income tax expense of $737,000 in the first quarter of 2022 compared to $1.4 million in the first quarter of 2021 and $1.0 million in the fourth quarter of 2021. The effective tax rate decreased to 19.0% in the first quarter of 2022 compared to 20.4% in the first quarter of 2021, primarily due to lower pretax earnings. The higher effective tax rate of 24.8% in the fourth quarter of 2021 included additional income tax expense of $162,000 related to the recognition of previously unrecognized tax benefits.

Balance Sheet Highlights

As of March 31, 2022, gross loans totaled $633.5 million, a decrease of $28.8 million since December 31, 2021. The decline was primarily due to a reduction of $12.0 million in PPP loans, which were paid off after forgiveness was approved by the Small Business Administration. The balance of PPP loans totaled $5.2 million at March 31, 2022 compared to $17.2 million at December 31, 2021. Excluding these loans, gross loans decreased $16.9 million, or 10.7% annualized, during the first quarter of 2022, primarily due to decreases of $11.8 million in agriculture loans and $4.9 million in commercial loans. Compared to December 31, 2021, investment securities increased $86.3 million to $467.0 million as of March 31, 2020, while deposits decreased $8.9 million to $1.1 billion.

Stockholders’ equity decreased to $123.5 million (book value of $24.72 per share) as of March 31, 2022, from $135.6 million (book value of $27.14 per share) as of December 31, 2021, as a result of an increase in unrealized losses on the Company’s investment securities portfolio, due to increasing interest rates this quarter. The ratio of equity to total assets decreased to 9.45% on March 31, 2022, from 10.21% at December 31, 2021.

The allowance for loan losses totaled $8.4 million, or 1.33% of total gross loans (excluding PPP loans) on March 31, 2022, compared to $8.8 million, or 1.36% of total gross loans (excluding PPP loans) on December 31, 2021. No allowance for loan losses has been allocated to PPP loans because they are guaranteed by the SBA. Net loan recoveries totaled $82,000 in the first quarter of 2022, compared to net loan charge-offs of $4,000 during the same quarter last year and net loan recoveries of $9,000 during the fourth quarter of 2021. The ratio of annualized net loan charge-offs to total average loans was -0.05% in the first quarter of 2022, -0.01% in the prior quarter and 0.00% in the first quarter of last year. A reverse provision for loan losses of $500,000 was made in the first quarter 2022 as a result of the decline in loan balances. This compares to no provision for loan losses in the prior quarter and $500,000 in the first quarter of 2021.

During the first quarter of 2022, non-performing loans decreased $554,000 to $4.7 million, or 0.74% of gross loans, while loans 30-89 days delinquent decreased $1.1 million to $846,000, or 0.13% of gross loans, as of December 31, 2021. Real estate owned totaled $1.3 million at March 31, 2022, which was a decline of $1.3 million from December 31, 2021. The decline in real estate owned was primarily due to the sale of two commercial real estate properties.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 30 locations in 24 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, La Crosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Prairie Village, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the effects of the COVID-19 pandemic, including its effects on the economic environment, our customers and operations, as well as changes to federal, state or local government laws, regulations or orders in connection with the pandemic; (ii) the strength of the local, national and international economies; (iii) changes in state and federal laws, regulations and governmental policies concerning banking, securities, consumer protection, insurance, monetary, trade and tax matters; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) timely development and acceptance of new products and services; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) our risk management framework; (ix) interruptions in information technology and telecommunications systems and third-party services; (x) changes and uncertainty in benchmark interest rates, including the elimination of LIBOR and the development of a substitute; (xi) the effects of severe weather, natural disasters, widespread disease or pandemics, or other external events; (xii) the loss of key executives or employees; (xiii) changes in consumer spending; (xiv) integration of acquired businesses; (xv) unexpected outcomes of existing or new litigation; (xvi) changes in accounting policies and practices, such as the implementation of the current expected credit losses accounting standard; (xvii) the economic impact of armed conflict or terrorist acts involving the United States; (xviii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xix) declines in the value of our investment portfolio; (xx) the ability to raise additional capital; (xxi) cyber-attacks; (xxii) declines in real estate values; (xxiii) the effects of fraud on the part of our employees, customers, vendors or counterparties; and (xxiv) any other risks described in the “Risk Factors” sections of reports filed by Landmark with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional risk factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Assets
Cash and cash equivalents	$106,319	$189,213	$117,314	$131,018	$109,151
Interest-bearing deposits at other banks	6,381	7,378	7,629	5,205	5,455
Investment securities:
U.S. treasury securities	119,882	42,675	40,314	36,646	20,359
U.S. federal agency obligations	17,013	17,196	17,297	22,852	18,861
Municipal obligations, tax exempt	130,915	137,983	140,788	140,526	143,105
Municipal obligations, taxable	45,586	40,046	38,988	38,779	41,138
Agency mortgage-backed securities	153,587	142,817	133,502	99,936	91,987
Investment securities available-for-sale, at fair value	466,983	380,717	370,889	338,739	315,450
Bank stocks, at cost	2,856	2,905	2,985	3,220	4,062
Loans:
One-to-four family residential real estate	169,514	166,081	161,120	162,606	159,798
Construction and land	25,408	27,644	26,658	27,092	26,591
Commercial real estate	196,736	198,472	193,455	189,093	179,781
Commercial	127,226	132,154	135,790	127,672	126,998
Paycheck Protection Program (PPP)	5,218	17,179	28,671	61,236	117,297
Agriculture	82,484	94,267	91,305	89,667	92,486
Municipal	2,212	2,050	2,115	2,178	2,183
Consumer	24,751	24,541	25,624	25,676	25,557
Total gross loans	633,549	662,388	664,738	685,220	730,691
Net deferred loan (fees) costs and loans in process	(43)	(380)	936	(2,361)	(3,611)
Allowance for loan losses	(8,357)	(8,775)	(8,766)	(9,163)	(9,271)
Loans, net	625,149	653,233	656,908	673,696	717,809
Loans held for sale	5,424	4,795	8,929	10,952	13,995
Bank owned life insurance	32,293	32,106	31,914	31,722	25,568
Premises and equipment, net	20,919	20,803	20,361	20,137	20,320
Goodwill	17,532	17,532	17,532	17,532	17,532
Other intangible assets, net	67	84	104	132	168
Mortgage servicing rights	4,128	4,193	4,201	4,143	3,966
Real estate owned, net	1,288	2,551	2,578	1,385	1,474
Other assets	17,095	13,458	13,190	12,545	13,925
Total assets	$1,306,434	$1,328,968	$1,254,534	$1,250,426	$1,248,875

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Non-interest-bearing demand	350,342	350,005	317,827	307,125	314,616
Money market and checking	517,936	536,868	488,213	504,025	490,634
Savings	167,823	155,501	151,380	150,874	142,507
Certificates of deposit	103,464	106,107	109,267	115,739	123,489
Total deposits	1,139,565	1,148,481	1,066,687	1,077,763	1,071,246
Subordinated debentures	21,651	21,651	21,651	21,651	21,651
Other borrowings	7,004	7,403	6,219	4,534	4,165
Accrued interest and other liabilities	14,701	15,790	24,571	14,122	23,532
Total liabilities	1,182,921	1,193,325	1,119,128	1,118,070	1,120,594
Stockholders' equity:
Common stock	50	50	48	48	48
Additional paid-in capital	79,206	79,120	72,489	72,413	72,336
Retained earnings	54,677	52,593	56,957	53,391	49,363
Accumulated other comprehensive (loss) income	(10,420)	3,880	5,912	6,504	6,534
Total stockholders' equity	123,513	135,643	135,406	132,356	128,281
Total liabilities and stockholders' equity	$1,306,434	$1,328,968	$1,254,534	$1,250,426	$1,248,875

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings (unaudited)

(Dollars in thousands, except per share amounts)	Three months ended,
	March 31,	December 31,	March 31,
	2022	2021	2021
Interest income:
Loans	$7,191	$7,907	$8,404
Investment securities:
Taxable	1,053	836	811
Tax-exempt	722	737	778
Total interest income	8,966	9,480	9,993
Interest expense:
Deposits	195	223	281
Borrowed funds	126	121	121
Total interest expense	321	344	402
Net interest income	8,645	9,136	9,591
Provision for (reversal of) loan losses	(500)	-	500
Net interest income after provision for loan losses	9,145	9,136	9,091
Non-interest income:
Fees and service charges	2,188	2,403	2,033
Gains on sales of loans, net	905	1,823	3,140
Bank owned life insurance	187	192	148
Gains on sales of investment securities, net	-	-	1,075
Other	283	180	329
Total non-interest income	3,563	4,598	6,725
Non-interest expense:
Compensation and benefits	4,775	5,061	4,941
Occupancy and equipment	1,233	1,214	1,062
Data processing	340	525	501
Amortization of mortgage servicing rights and other intangibles	316	376	437
Professional fees	451	595	392
Other	1,723	1,779	1,740
Total non-interest expense	8,838	9,550	9,073
Earnings before income taxes	3,870	4,184	6,743
Income tax expense	737	1,037	1,376
Net earnings	$3,133	$3,147	$5,367

Net earnings per share (1)
Basic	$0.63	$0.63	$1.08
Diluted	0.62	0.63	1.08
Dividends per share (1)	0.21	0.19	0.19
Shares outstanding at end of period (1)	4,997,459	4,997,459	4,994,434
Weighted average common shares outstanding - basic (1)	4,997,459	4,997,423	4,990,507
Weighted average common shares outstanding - diluted (1)	5,017,055	5,016,327	4,997,473

Tax equivalent net interest income	$8,840	$9,335	$9,801

(1)	Share and per share values at or for the periods ended March 31, 2021 have been adjusted to give effect to the 5% stock dividend paid during December 2021.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Select Ratios and Other Data (unaudited)

	As of or for the
(Dollars in thousands, except per share amounts)	three months ended,
	March 31,	December 31,	March 31,
	2022	2021	2021
Performance ratios:
Return on average assets (1)	0.97%	0.98%	1.77%
Return on average equity (1)	9.59%	9.25%	17.06%
Net interest margin (1)(2)	2.99%	3.17%	3.51%
Effective tax rate	19.0%	24.8%	20.4%
Efficiency ratio (3)	71.9%	68.3%	59.2%
Non-interest income to total income (3)	28.5%	33.6%	37.1%

Average balances:
Investment securities	$421,996	$383,508	$301,586
Loans	636,032	652,691	730,210
Assets	1,305,813	1,276,079	1,230,184
Interest-bearing deposits	792,354	758,061	762,707
Subordinated debentures and other borrowings	28,476	29,633	27,580
Stockholders' equity	132,429	135,015	$127,580

Average tax equivalent yield/cost (1):
Investment securities	1.83%	1.77%	2.37%
Loans	4.59%	4.81%	4.67%
Total interest-bearing assets	3.10%	3.29%	3.66%
Interest-bearing deposits	0.10%	0.12%	0.15%
Subordinated debentures and other borrowings	2.30%	2.14%	2.23%
Repurchase agreements	0.18%	0.20%	0.14%
Total interest-bearing liabilities	0.16%	0.17%	0.21%

Capital ratios:
Equity to total assets	9.45%	10.21%	10.27%
Tangible equity to tangible assets (3)	8.22%	9.00%	8.98%
Book value per share	$24.72	$27.14	$25.68
Tangible book value per share (3)	$21.19	$23.62	$22.14

Rollforward of allowance for loan losses:
Beginning balance	$8,775	$8,766	$8,775
Charge-offs	(53)	(70)	(64)
Recoveries	135	79	60
Provision for loan losses	(500)	-	500
Ending balance	$8,357	$8,775	$9,271

Non-performing assets:
Non-accrual loans	$4,676	$5,230	$11,015
Accruing loans over 90 days past due	-	-	-
Real estate owned	1,288	2,551	1,474
Total non-performing assets	$5,964	$7,781	$12,489

Loans 30-89 days delinquent	$846	$1,990	$5,025

Other ratios:
Loans to deposits	54.86%	56.88%	67.01%
Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.13%	0.30%	0.69%
Total non-performing loans to gross loans outstanding	0.74%	0.79%	1.51%
Total non-performing assets to total assets	0.46%	0.59%	1.00%
Allowance for loan losses to gross loans outstanding	1.32%	1.32%	1.27%
Allowance for loan losses to gross loans outstanding excluding PPP loans	1.33%	1.36%	1.51%
Allowance for loan losses to total non-performing loans	178.72%	167.78%	84.17%
Net loan charge-offs to average loans (1)	-0.05%	-0.01%	0.00%

(1)	Information is annualized.
(2)	Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate.
(3)	Non-GAAP financial measures. See the "Non-GAAP Financial Measures" section of this press release for a reconciliation to the most comparable GAAP equivalent.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Finacials Measures (unaudited)

	As of or for the
(Dollars in thousands, except per share amounts)	three months ended,
	March 31,	December 31,	March 31,
	2022	2021	2021
Non-GAAP financial ratio reconciliation:
Total non-interest expense	$8,838	$9,550	$9,073
Less: foreclosure and real estate owned expense	(124)	(124)	(11)
Less: amortization of other intangibles	(17)	(20)	(38)
Adjusted non-interest expense (A)	8,697	9,406	9,024

Net interest income (B)	8,645	9,136	9,591

Non-interest income	3,563	4,598	6,725
Less: gains on sales of investment securities, net	-	-	(1,075)
Less: gains on sales of premises and equipment and foreclosed assets	(114)	28	(5)
Adjusted non-interest income (C)	$3,449	$4,626	$5,645

Efficiency ratio (A/(B+C))	71.9%	68.3%	59.2%
Non-interest income to total income (C/(B+C))	28.5%	33.6%	37.1%

Total stockholders' equity	$123,513	$135,643	$128,281
Less: goodwill and other intangible assets	(17,599)	(17,616)	(17,700)
Tangible equity (D)	$105,914	$118,027	$110,581

Total assets	$1,306,434	$1,328,968	$1,248,875
Less: goodwill and other intangible assets	(17,599)	(17,616)	(17,700)
Tangible assets (E)	$1,288,835	$1,311,352	$1,231,175

Tangible equity to tangible assets (D/E)	8.22%	9.00%	8.98%

Shares outstanding at end of period (F)	4,997,459	4,997,459	4,994,434

Tangible book value per share (D/F)	$21.19	$23.62	$22.14